EXHIBIT 99.2
CORPORATE PARTICIPANTS
Steven Gerard
CBIZ, Inc. — Chairman, CEO
Jerry Grisko
CBIZ, Inc. — President, COO
Ware Grove
CBIZ, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Josh Vogel
Sidoti & Company — Analyst
Jim Macdonald
First Analysis — Analyst
Robert Kirkpatrick
Cardinal Capital Partners — Analyst
Bill Ditullio
Boenning & Scattergood — Analyst
Ted Hillenmeyer
North Star Partners — Analyst
PRESENTATION
Operator
Good morning, ladies and gentlemen, and welcome to the CBIZ first-quarter results conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Please note that this conference is being recorded. I will now turn the call over to Mr. Steven Gerard. Mr. Gerard, you may begin.
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Thank you, Monica. Thank you, everyone, and good morning. Thank you for calling into CBIZ’s first-quarter 2009 conference call. Before I begin with my comments I’d like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in; however, I ask that if you do have questions you hold them until after the call and we’ll be happy to address them at that time. This call is also being web cast and you can access it on our website.
You should have all received a copy of the release which was issued this morning. If you didn’t, you can access it on our website or you can call our corporate office for a copy. Finally, please remember that during the course of the call we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings, Form 10-K and press releases.
Joining me on the call this morning are Jerry Grisko, our President and Chief Operating Officer, and Ware Grove, our Chief Financial Officer. Prior to the opening this morning we were pleased to announce our first-quarter results. We reported revenue growth of 11.7% and growth in earnings per share from continuing operations of 11.5%. On balance we view this a very good quarter given the economy that we are working in.
Important to us is that, not withstanding the fact that our revenue was off less than 2%, most of our businesses were pretty much on the plan for the year that we had previously developed. And the results that we issued this morning are consistent with the guidance that we have given in our last call, with the growth that we have seen primarily coming from the two acquisitions that we made in December. I have a number of other comments I wish to make at the end, but let me turn it over to Ware to give you the details of the first-quarter results.

Ware Grove — CBIZ, Inc. — CFO
Thank you, Steve, and good morning, everyone. As is my normal practice, I want to take several minutes to run through the highlights of the numbers we released this morning for the quarter ended March 31, 2009.
As we commented in prior quarters, during the first quarter of 2009 we adopted FSP APB 14-1 which changes the manner in which we report interest expense related to our $100 million convertible note. The new accounting treatment requires that we restate interest charges on these notes for each year going back to the issuance date in 2006. As a result, as we go through 2009 we will restate each quarter for 2008 to reflect this new accounting approach. You will also note that a calculation of cash EPS is now outlined in order to more clearly illustrate this non-cash interest charge as well as the impact of other non-cash charges including depreciation and amortization expenses. I will talk about that in more detail in just a few minutes.
Now turning to the first quarter for 2009, total revenue for the first quarter ended March 31, 2009 was $220.2 million, an increase of 11.7% over revenue of $197.2 million a year ago. Same unit revenue for the first quarter, however, declined by $3.8 million or 1.9% compared with the first quarter a year ago. Looking at same unit revenue in our Financial Services group, that declined by 1.8% compared with the first quarter a year ago. Within this group we have been able to increase billing rates to clients this year, but, in connection with leadership changes that have occurred in several units, we have seen a reduction in client demand in those units which has impacted our revenue for this group. Beyond that we have seen some reduction in the volume of hours charged to clients as some clients are either deferring work or, in some cases, not having work done.
Same unit revenue in our Employee Services group declined by 2.4% compared with the first quarter a year ago. Within this group, as expected, we have seen revenues decline in our wealth management and retirement advisory services as revenue for these services is largely driven by the underlying asset values. In addition, also as expected, the investment income related to our payroll services operation has declined by approximately $500,000 compared with the first quarter a year ago and that is entirely related to the generally lower rates on money market instruments this year versus last year. The property and casualty insurance market continues to be soft and higher levels of unemployment are impacting the group health benefits business which is our most significant line of service within the Employee Services group. However, our revenue related to group health services this year is essentially flat compared with last year as we are adding new clients and making gains in market share that offset declines associated with higher unemployment levels.
Same unit revenue in our Medical Management Professionals group declined by 2.2% compared with the first quarter a year ago. As we have commented before, we expect revenue in this group to be relatively flat in 2009 compared with 2008 and this is primarily related to the trend of lower hospital patient census counts, which impacts the hospital-based physician practices we support with these services. In National Practices group, which is primarily comprised of technology services, same unit revenue was essentially flat compared with the first quarter a year ago.
Now we are very pleased that both the newly acquired Financial Services units in New York and New England are performing well and they are in line with our expectations for the first quarter. Integration of these operations within CBIZ has gone smoothly and we are very happy with the first-quarter results for these newly acquired operations.
As we mentioned earlier this year, when we outlined our expectations for 2009, we expected that economic conditions in 2009 would present significant challenges in our ability to grow revenue and I’ve just described some of these factors. As a result, we have already taken a number of measures to control expenses in order to protect our margins. We will continue to carefully manage all discretionary spending and carefully control staffing levels and the related compensation expense as we continue through 2009.
Now as you review our financial results for the first quarter, several expense items have increased and you may note that depreciation and amortization expense has increased by approximately $1.3 million in the first quarter. The increase in this expense is primarily related to the recent acquisitions and, as a percent of revenue, this impacts pretax margin from continuing operations by 37 basis points.
It is also worth noting that bad debt expense for the first quarter was 0.84 of 1% of revenue. That’s an increase of 35 basis points compared with bad debt expense in the first quarter a year ago. Now looking at days sales outstanding on receivables, that stood at 80 days as of March 31, 2009 and that compares with 79 days for the first quarter a year ago. Cash collections on client receivables continue to be strong. But we are seeing some isolated instances of past due balances and we have increased our bad debt expense during the first quarter as a result. Aside from these isolated instances, our cash flow continues to be in line with our expectations for the first quarter.
You will also note that interest expense has increased by $925,000 in the first quarter of 2009 and that’s as a result of the increased borrowing related to the acquisitions we closed in December of 2008. This increase in expense impacts pretax margins by 28 basis points. So as you look at our results for the first quarter of 2009, it is important to bear in mind that these three items I just mentioned in aggregate negatively impacted pretax income margin by 100 basis points for the first quarter compared with a year ago. Fully diluted earnings per share from continuing operations in the first quarter were $0.29 per share, an increase of 11.5% over the $0.26 per share for the first quarter a year ago.

As I commented earlier, we are now reporting cash earnings per share; you will find this outlined in the earnings release. The reconciliation of GAAP to cash earnings per share includes adjustments for depreciation and amortization expense, the non-cash interest charge related to the convertible notes, and the non-cash stock compensation expenses. Cash earnings per share for the first quarter of 2009 was $0.40 per share compared with $0.34 per share for the first quarter a year ago, which is an increase of 17.6%. The margin on cash earnings is 11.4% for the first quarter of 2009 compared with 11.2% for the first quarter a year ago. One further comment about the non-cash interest charges for the convertible note. As we restate quarterly results for 2008, the quarterly charges will be roughly $0.01 per fully diluted share or approximately $900,000 of pretax amortization expense each quarter in 2008. During 2009 the non-cash amortization charges will be approximately $1 million each quarter, still about $0.01 per share, and this is consistent with our earlier guidance that the expected impact of this accounting change would be approximately $0.04 per share in both 2008 and in 2009.
At March 31, our outstanding debt on our credit facility stood at $150 million compared with $125 million at the end of the year. Let me remind you that CBIZ historically uses cash in the first quarter of the year and the use of cash this first quarter is in line with our expectations. We expect that cash flow will turn positive during the second quarter and we continue to expect free cash flow of approximately $40 million or more during 2009.
During the first quarter capital spending was approximately $1.5 million and we continue to expect that capital spending for the full year of 2009 will be approximately $8 million, which is historically within our capital spending range.
You’ll also note that we conducted some share repurchase activity under a 10(b)5-1 plan during the first quarter. We repurchased approximately 838,000 shares at a cost of approximately $6.7 million during the quarter. I should remind you that we continue to be very active in looking at a number of potential acquisition opportunities. As we have said many times before, using our capital resources for acquisitions is our first priority and that continues to be the case today. We expect that any further share repurchase activity in 2009 will be relatively modest as we look to prudently conserve cash during this time of economic uncertainty. At this point we expect the fully diluted share count will be approximately 62 million shares for the full year of 2009.
So in conclusion, despite the challenges presented by economic conditions that everyone is familiar with in 2009, we are very happy that CBIZ continues to perform well and for the first quarter we are pleased to record revenue growth of 11.7% with a similar growth in earnings per share. These results for the first quarter are in line with our expectations. For the full year of 2009, we continue to expect to achieve revenue growth within a range of 10% to 15% with growth in earnings per share also within a range of 10% to 15% and EBITDA of approximately $95 million for 2009. So with those comments let me conclude and I’ll turn it back over to Steve.
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Thank you, Ware. Let me highlight a few of the things that are most important to us that Ware touched on. We are encouraged by the fact that our DSOs went from 79 to 80 and didn’t slip further than that suggesting that our receivables are in very good shape. We are heartened by the fact that our cash collections and our loan balances are right on target from what we expected and we are not seeing a dramatic increase in bankruptcies in our client base. What we are seeing is a slowdown in some of the discretionary expenses which can hit a number of our businesses.
We continue to be very focused on ensuring that we have the correct level of resources in each of our businesses compared to their expected revenue and that effort is receiving weekly and monthly review by all of the senior management team. The acquisition pipeline remains strong. Historically we have completed three to six acquisitions a year, there were no acquisitions completed in the first quarter, but I believe that we will maintain the historical pattern of three to six during the year 2009.
The total revenue from acquisitions will probably not approach what we did in 2008 because of the two large transactions, but I think that the number of acquisitions will be somewhat consistent. The economy poses, and pending government regulations pose many unknowns for us, which we are obviously tracking closely. But as Ware said, we do expect to achieve the guidance that we have previously given of the 10% to 15% growth in revenue and in earnings per share for 2009.
With that I’d like to stop and take questions from our shareholders and analysts.
QUESTION AND ANSWER
Operator
(Operator Instructions). Josh Vogel, Sidoti & Company.

Josh Vogel — Sidoti & Company — Analyst
Good morning, thank you. You guys did a good job touching on the bulk of the questions I had, but I just wanted to dig a little deeper on the pricing. You talked about Financial Services, there were some leadership changes and also volume reductions. But the tick down in the gross margin was a little bit more than what I was looking for and I was wondering if there was some one-time stuff in there that should go away as we look out into the future quarters?
Ware Grove — CBIZ, Inc. — CFO
Josh, as I mentioned, most of the incremental bad debt expense has probably come in this area, so that’s had some impact to gross margins for the first quarter compared to a year ago. Also there’s a factor, and we talked about some of the leadership changes in those units that have suffered a little bit this year versus last year, but we also have another major unit that has successfully gained some nice new contracts and nice new clients that haven’t quite yet started yet. But they’ve staffed up and ramped up some expenses in anticipation of that. So we fully expect revenue growth and margins to be a little better for the balance of the year as a result of that one particular unit’s dynamics that I just described.
Josh Vogel — Sidoti & Company — Analyst
Okay, great. Shifting to the MMP business. The margin there actually showed a decent improvement year over year. Can you just remind us how the gross margin in that business — or maybe give us some guidance on what we should look for in 2009 versus 2008?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
I think in the last conference call we gave guidance for MMP that we expected them to be flat year over year based on the fact that hospital admissions are down and a number of our clients lost contracts due to hospital consolidation. What they have done is an excellent job in managing their headcount, utilizing their offshoring, cutting back all the expenses — the normal drill you would expect from a well-managed unit when revenue starts to flatten out.
Most of it relates to process improvements that they’ve been able to find. So the margin improvement there is probably sustainable for the year by cutting out a lot of things and it just relates to the management action. We are not seeing increases in reimbursement rates and other things that would drive the margin up. So it’s primarily cost control.
Josh Vogel — Sidoti & Company — Analyst
Okay, thank you. And as far as the jump in the accounts receivable, I’m not sure if you have this handy, but could you break out the contribution from the two acquisitions, what they’re contributing to accounts receivable?
Ware Grove — CBIZ, Inc. — CFO
Josh, I don’t have that at my fingertips right now. With respect to the transactions on both of those, we typically buy some limited value of accounts receivable at closing. So the December 31, 2008 balances are somewhat artificially reduced because of the dynamics of that purchase price accounting. So that accounts for a good share of it. The March 31 balances of course would reflect the results of the January, February, and March activities. So December is artificially low.
Josh Vogel — Sidoti & Company — Analyst
Okay. And just lastly, over the last two quarters your buyback activity is still pretty impressive, but it’s slowed from prior quarters. I was wondering how high in your totem pole is the priority to buy back stock right now, and if you could give us any sort of idea what you think total buybacks could be on the year?

Steven Gerard — CBIZ, Inc. — Chairman, CEO
Sure. Our priority always has been that the number one use of cash was for acquisitions, and when the pipeline wasn’t as strong as we’d like, we made the capital available for repurchases. I think we also said in the last call, however, that the strategic decision we made for 2009 is one to keep our powder dry for acquisitions because we think there are going to be a lot of opportunities. In addition, we want to have a safety net if the economy turns worse or if our expected performance is not where we think it’s going to be; we want some dry powder.
So I think what you’re going to see for 2009, unless there is a radical change in stock price, is you’ll probably see a re-purchase program which covers the shares we issued for the acquisition plus any shares we would have issued for options and restricted stock under our various performance plans. But at this point I don’t think we’re inclined to do much more than that for 2009.
Josh Vogel — Sidoti & Company — Analyst
Okay, that’s helpful. Thank you very much.
Operator
Jim Macdonald, First Analysis.
Jim Macdonald — First Analysis — Analyst
Good morning, guys. Could you give an outlook for same-store sales going forward, maybe if you have any view of when it could start to turn positive?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
I wish I did. I would expect that our same-store sales may not be dramatically different than they were in the first quarter. It could be a little bit higher because, as Ware pointed out, we have one of our bigger units that’s ramping up for new business. So somewhere between where we are now and the 2.5% to 3.5% that we kind of signaled last time is the range that we think it’s going to come in if the economy stays more or less where it is today. If things get dramatically worse, that could change. That’s the best we can see today on a range basis. We have so many small transactions that visibility out for nine months is very, very difficult.
Jim Macdonald — First Analysis — Analyst
Are you seeing any impact of customer bankruptcies on your business?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
No, we have seen bankruptcies, but we’re not seeing a dramatic rise in bankruptcies. And if you remember, and you obviously do as you’ve been covering us for so long, most of what we do our clients need us to do. So while the pricing may suffer or the scope may suffer, we may have less hours in it or a smaller program, as long as they stay around we get some amount of business. So we’re really not seeing a dramatic increase in the number of bankruptcies across our client base.
Jim Macdonald — First Analysis — Analyst
With the new acquisitions you gave some numbers of what they did in 2008. Do you think that you’ll see that level of revenue in 2009 or are they also being impacted?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
I’m sorry, I’m not sure I understand the question, Jim.

Jim Macdonald — First Analysis — Analyst
For the New York and Boston companies I think you gave numbers that they were like $38 million and $55 million revenue, do you expect that kind of revenue in 2009?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
I think the guidance we gave indicated that that was exactly what we expected for 2009. Both of those units appear to be very close to their plan, if not ahead of plan, and the integration is going very well. So I would expect that, again, absent a major change in the markets we’re in today, they should come close to that number.
Jim Macdonald — First Analysis — Analyst
Okay. And then just one more before I get back in queue. Any extra expenses in the first quarter related to those acquisitions on the operating side, not the other stuff that Ware was talking about?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
No, nothing material.
Operator
Robert Kirkpatrick, Cardinal Capital Partners.
Robert Kirkpatrick — Cardinal Capital Partners — Analyst
Good morning. Could you talk about the areas of M&A by your four business lines, where you’re seeing the most interest and provide a little further commentary to that?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Sure. You may recall that we had indicated that of the four key businesses, M&A would play a role in three of the four. Within the Financial Services group I would say our backlog is good. You may recall that financial service companies, accounting firms, do not change hands typically in the first six months of the year because they get through both busy and audit season. So typically our acquisitions are in the second half and I would say we have a very good number of potential acquisitions. None of them are the size of New York or New England, but certainly reasonable for us in the markets we’re looking at.
On the Employee Services side the backlog has been very consistent last year to this year in terms P&C and group health brokerage firms. That group has again a very reasonable number of potential acquisitions. We made no acquisitions last year in the medical billing business, but we’re always on the look and there are some prospects in that as well. So if I’m going to handicap this I would say the majority is likely to, the majority in terms of numbers, are likely to come out of the Employee Services and the Financial Services group.
Robert Kirkpatrick — Cardinal Capital Partners — Analyst
Right, and then you mentioned earlier some uncertainty regarding pending government regulations. Could you please expand on that and what you meant by that?

Steven Gerard — CBIZ, Inc. — Chairman, CEO
There are a lot of things being talked about in Washington which could have impacts, primarily in the Employee Services group with respect to the role of brokers in the public plan that’s being floated. There are other initiatives in Washington dealing with other parts of our business, the investment management business. Our view of this today is there is no plan on the table, there’s no certainty; so far there’s nothing but a bunch of talking heads just yakking about it. But that doesn’t mean that, especially with the possibility of one party controlling the House and the Senate now, that some of these initiatives may not get traction. And I’m just suggesting that — I’m just trying to reassure everyone on the line that we are aware of them, we’re tracking them closely, and none of them affect us this year. But it is out in the market and we’re watching it.
Robert Kirkpatrick — Cardinal Capital Partners — Analyst
Great. And then Ware, did you have any earnout payments during the quarter?
Ware Grove — CBIZ, Inc. — CFO
Very few in the quarter, Rob. I think we’ve got roughly $15 million scheduled for this year, but very few in the first quarter.
Robert Kirkpatrick — Cardinal Capital Partners — Analyst
Okay. And so, Steve, the concept would be to pay down debt under your bank line with your excess cash or do you anticipate actually holding that on the balance sheet?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
We’re a net borrower, so any dollars we get in should always pay down right with revolving credit. So the right thing to do is keep the cash, get the cash, pay down the loan and borrow it again when we need it for acquisitions.
Robert Kirkpatrick — Cardinal Capital Partners — Analyst
Great. Thank you so much. I appreciate it, keep up the good work.
Operator
Bill Ditullio, Boenning & Scattergood.
Bill Ditullio — Boenning & Scattergood — Analyst
Good morning, thanks for taking my question. I know you couldn’t give us an exact number where you see your revenue growth for the remainder of the year, but could you tell us exactly which segment you believe showed the highest potential for significant revenue growth?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
We’re expecting, in reverse order, technologies and MMP to be relatively flat, so our same unit growth will probably have to come from our Employee Services group and our Financial Services group. Our expectation is we would see more out of our Financial Services group this year because the Employee Services group you’ll recall is also hampered by a number of economic factors that affect payroll, that affect wealth management and affect the P&C business.
Bill Ditullio — Boenning & Scattergood — Analyst
Okay, great. And then within the MMP business, you did say that you saw some softness in patient counts in hospitals. Do you expect that to further deteriorate for the remainder of the year or pickup at a certain point?

Steven Gerard — CBIZ, Inc. — Chairman, CEO
If I were to guess I would guess that the patient counts and elective surgeries will go down further in 2009 as more people lose their health care and therefore — the really sick people get taken care of; it’s the one in the middle that doesn’t have to have things done. So nationally I would expect to see patient counts go down for the remainder of 2009, which is one of the reasons we’re predicting that MMP will be more or less flat.
Bill Ditullio — Boenning & Scattergood — Analyst
Okay, great. Those were all the questions I had. Thank you.
Operator
Ted Hillenmeyer, North Star Partners.
Ted Hillenmeyer — North Star Partners — Analyst
I think you said that you are not seeing incrementally more bankruptcies, that you’re seeing a slowdown in more discretionary items. Can you just discuss the back half of the year? I view that as the quarters in which more of that temporary work usually gets done.
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Sure, Ted. I think what I said was we’re not seeing a dramatic increase in bankruptcies, there have been some more, but it hasn’t been a catastrophic amount, so I just want to be clear on that.
With respect to the Financial Services group, you’re absolutely right. The second half of the year is critical to us, it’s the time when a lot of the tax and audit work is behind us. We don’t have and, quite frankly, we never have on this call the kind of visibility in that area that we’d like. I’m expecting the project-related work and I’m expecting the discretionary work to be soft. I think we are right sizing our organization to take that into account. There are a number of initiatives we’re working on which could take up some of that slack. But if I had to guess on a year-over-year basis, it’s going to be soft for us on the Financial Services side in most but not all of our units.
Ted Hillenmeyer — North Star Partners — Analyst
Okay, so the 10% to 15% guidance, basically you already had that baked in for the slowing?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Yes, I think one of the things that’s really important here is that in this environment we would, of course, have been happier if our 22 consecutive quarters of same business unit growth had continued, but it wasn’t reasonable that over the course of this year that that was likely to happen. But when we gave the guidance in the first quarter we anticipated the impact of the acquisitions and we anticipated the inevitable slowdown after seven years of growth, that’s likely to happen because of the economy. So we think we’ve baked most of this in our 10% to 15% revenue and 10% to 15% earnings growth forecast.
Ted Hillenmeyer — North Star Partners — Analyst
That’s it for me. I appreciate it.
Operator
Jim Macdonald, First Analysis.

Jim Macdonald — First Analysis — Analyst
On the client fund interest, the numbers, if I’m looking at it right, seem to have gone up a lot. Could you talk about why that is? Can you talk about your strategy? It sounds like you’re in money markets but anything you’re going to change there? And also, there seems to be a difference between the asset and liability in that, so maybe you could explain that as well?
Ware Grove — CBIZ, Inc. — CFO
Yes, Jim. When you look at the client fund assets and liabilities on the balance sheet, that’s what’s associated with the client assets and liabilities with respect to the transaction processing commitments we make to clients. The invested balances are somewhat less than that because we’ve got a velocity of cash always coming in and always going out and those funds are not invested. But having said all that, typically the invested balances are somewhere between $50 million and $75 million. And for the year to date first quarter this year compared to last year the average has been about $68 million. These are invested today in investment-grade money market instruments that remain short term. Unfortunately, the yield for the first quarter has only been 55 basis points. Compared to last year, the yield was 3.62% on those same assets.
So there’s been quite a decline on those average invested balances. That really has impacted the investment income, and we book that as revenue, by about $500,000. Now the other thing you might be noticing is the increase in balances as of March 31 compared to December 31. A lot of that just has to do with the client payroll processing cycles and when the clients process of their payroll, and therefore, when we book the related assets and liabilities as we commit to transact those services.
Jim Macdonald — First Analysis — Analyst
It was also up a lot compared to a year ago. So I guess what I’m asking is has the payroll business improved, increased that much or is something else causing that?
Ware Grove — CBIZ, Inc. — CFO
No, sometimes it’s just a matter of when the payroll cycle falls on the day of the week or the day of the month that can have a big impact on, say a biweekly payroll or a weekly payroll that’s processed every Friday, one year versus another. But we have in fact increased our client count on payroll and that business is in fact growing.
Jim Macdonald — First Analysis — Analyst
Okay. And then my last question was there seemed like a slight difference, not a big number, but between the asset and liability for client funds?
Ware Grove — CBIZ, Inc. — CFO
Yes, you’ll remember that we took some impairment charges last year connected with some of the auction rate security investments and that’s why you find a small difference there.
Jim Macdonald — First Analysis — Analyst
Okay, thanks.
Operator
(Operator Instructions). Ted Hillenmeyer, North Star Partners.
Ted Hillenmeyer — North Star Partners — Analyst
Can you just confirm, for your definition of cash earnings, that does not include any type of CapEx [capital expenditures], correct?

Ware Grove — CBIZ, Inc. — CFO
That’s correct. What we’ve attempted to do here is take the GAAP income and add back certain non-cash charges to income like we’ve outlined.
Ted Hillenmeyer — North Star Partners — Analyst
So if I wanted a free cash flow cash earnings I’d just subtract the CapEx, it roughly gets me there?
Ware Grove — CBIZ, Inc. — CFO
It does. People calculate this differently, but if that’s what you want to do, that would certainly get you that answer.
Ted Hillenmeyer — North Star Partners — Analyst
Thanks.
Operator
Robert Kirkpatrick, Cardinal Capital Partners.
Robert Kirkpatrick — Cardinal Capital Partners — Analyst
Steve, you’ve always been able to give us some interesting observations on the overall general economy, and I was wondering if you could perhaps share your observations on the economy as you see it for the balance of the year?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
If I do that you won’t buy my book. I am not optimistic that we’re going to see a dramatic increase in the overall economy for the rest of 2009. The feedback I get from all of our offices in my conversations about what our clients are saying and doing and, again, they’re a pretty good barometer of the non-headline kind of companies across America, nobody is feeling very good about where they’re at. If they are doing well as a client, they’re not investing, they’re not adding to staff, they’re not building. Most people tend to ignore the psychological impact that most small business owners have lost one-third or more of their retirement money. And that makes them overly cautious in their business decisions.
So while the stock market may react with a different timetable, I don’t think we at CBIZ, or at least me in particular, think that 2009 is going to see a dramatic improvement in the overall economy. And I think that quite frankly we could get to the summer to see perhaps even a further retrenchment in spending.
I think we are looking at the very real possibility and probability, in my mind, of double-digit unemployment. And the government programs designed to put the economy back on its feet take a long, long time to have any real impact. So while I’m very comfortable where CBIZ is in all of this, taking a step back and looking across the country, at least the middle market, I don’t think we’ll see much improvement in 2009, and in fact it could get slightly worse.
Robert Kirkpatrick — Cardinal Capital Partners — Analyst
And are the people that you talk to in your offices and the year-end clients, are they pessimistic longer term into 2010 or do they believe at this point that by 2010 we’ll start to see some limited growth again?

Steven Gerard — CBIZ, Inc. — Chairman, CEO
I don’t think I have a handle on that. My experience has been that small business owners by nature are entrepreneurial and optimistic, and may well think that things will turn next year. But that may be more hopeful than real. But I don’t have a good sense of 2010 at this point.
I don’t think we have finished seeing the carnage of the last six months. I think it’s going to take us a little bit of time. As I get into the third and fourth quarter I may have a better view of that as we talk to our clients and as we help them plan for 2010. But I would be kidding you if I suggested that we have good insight into 2010, because we don’t.
Robert Kirkpatrick — Cardinal Capital Partners — Analyst
Great, thank you so much.
Operator
(Operator Instructions). I’m showing no further questions at this time.
Steven Gerard — CBIZ, Inc. — Chairman, CEO
I thank you for calling in, I appreciate the continued support of our analysts and our shareholders. I really appreciated all the hard work that’s being done by our employees at CBIZ. The first quarter was a good quarter, it’s where we thought we would be.
I think the world gets more difficult for us over the next nine months, so in order to stay where we deserve to stay and in order to produce the kinds of results we think we’re going to, everybody is going to work a whole heck of a lot harder. And most of us are going to have to do more with less.
But having said that, I have no doubt that the strength of our client relationships and the quality of our professional staff will get us there. So I thank you, all of our employees who are listening in, for your hard work and I look forward to talking to everyone on the second-quarter call.
Operator
Thank you. Ladies and gentlemen, this concludes today’s conference. Thank you for participating. You may all disconnect.